SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Old Mutual 2100 Emerging Managers Fund, L.L.C.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                     4643 South Ulster Street, 6th Floor
                     Denver, Colorado 80237

Telephone Number (including area code):   (720) 200-7600

Name and address of agent
  for service of process:             David J. Bullock
                                      Old Mutual 2100 Emerging Managers
                                      Fund, L.L.C.
                                      4643 South Ulster Street, 6th Floor
                                      Denver, Colorado 80237

Copy to:

George M. Silfen, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York, 10022




Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           X  Yes            No
         ----           ----

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 1st day of May, 2006.

                               Old Mutual 2100 Emerging Managers Fund, L.L.C.


                               By: /s/ David J. Bullock
                                   ------------------------------
                                   Name:  David J. Bullock
                                   Title: Manager